Filed Pursuant to Rule 424(b)(3)
File Number: 333-131963



          PROSPECTUS SUPPLEMENT TO THE PROSPECTUS DATED JUNE 5, 2006
                        ON THE GO HEALTHCARE, INC.

This prospectus supplement is part of and should be read in conjunction with the prospectus dated May 6, 2006 relating to the resale of up to 15,610,500 shares of our common stock by stockholders. The information presented herein updates certain information in the prospectus dated May 6, 2006. Unless otherwise defined herein, capitalized terms have the meanings given to them in the accompanying prospectus.

On June 5, 2006, we reduced the fixed conversion price of the Amended and Restated Secured Convertible Term Note dated July 14, 2005 from $0.50 to $0.14.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol OGHC.OB.

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               THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
         YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE ACCOMPANYING PROSPECTUS.
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You should rely only on the information provided in this prospectus supplement and the accompanying prospectus and any additional supplemental prospectus and the information incorporated by reference in those documents. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any distribution of the shares of common stock pursuant to these documents shall, under any circumstances, create any implication that there has been no change in our affairs since the date of the prospectus dated May 6, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 5, 2006